Contingent Minimum Repayment Lock - In Securities Free Writing Prospectus Registration Statement Nos. 333 - 221595; 333 - 221595 - 01 Dated December 21, 2018 Filed pursuant to Rule 433

INTRODUCTION HOW IT WORKS HYPOTHETICAL EXAMPLES SELECTED RISK CONSIDERATIONS 2

Introduction Contingent Minimum Repayment Lock - In Securities can provide growth opportunity with a minimum level of protection that can potentially step up. Contingent Minimum Repayment Lock - In Securities offer access to the performance of an underlier with the benefit of partial principal protection at maturity. Further, they provide investors with the potential to “lock - in” additional principal protection on periodic observation dates, although investors may still lose a portion of their investment at maturity. THE SECURITIES MAY BE APPROPRIATE FOR INVESTORS WHO : • Are focused on partial preservation of capital for medium - to long - term goals • Expect the underlier to have positive performance, but are concerned about the possibility of a sell - off before maturity • Are willing to risk a portion of their principal and forgo any income in exchange for the potential ability to lock - in additional principal protection Investors may not receive their full principal back at maturity and may not benefit from the contingent minimum repayment lock - in feature . Please see “Selected Risk Considerations” for more information . Please also see the pricing supplement containing the specific terms of a particular issuance of securities . 3

Protection level may step up over the life of the security if a lock - in event occurs Note Payoff Underlier Underlier Loss/Profit 100 0 + + – – Upside market exposure with a minimum return of principal at maturity, subject to potential step up over time How It Works In addition to providing growth potential, Contingent Minimum Repayment Lock - In Securities offer a level of principal protection calculated based on the maximum value of the underlier as observed on specified dates. The securities begin with a minimum amount of principal protection at maturity, which is based on a pre - determined fixed percentage of the principal amount. On a series of observation dates throughout the term of the security, the security may “lock in” a new higher principal protection level equal to a fixed percentage (less than 100%) of the appreciated underlier value. At maturity, investors receive the greater of this “locked in” minimum principal repayment or the point - to - point underlier positive performance over the full term of the security. Contingent Minimum Repayment Lock - In Securities do not guarantee full principal repayment, and a higher level of protection may never be locked in. POTENTIAL BENEFITS • Partial preservation of capital • Growth potential • Ability to lock in higher capital preservation level in certain scenarios CONSIDERATIONS • Inclusion of lock - in feature will worsen other terms • Protection may never lock in at a higher level • Potential for only partial repayment of principal 4 SAMPLE TERMS UNDERLIER XYZ MATURITY 6 Years PARTICIPATION RATE 100% MAXIMUM PAYMENT AT MATURITY Uncapped MINIMUM PROTECTION LEVEL 80% OBSERVATION FREQUENCY Annual These hypothetical terms are for illustrative purposes only and terms are subject to change. See the hypothetical examples on the following page.

80% 100% 90% 75% 90% 95% 75% 70% 60% 70% 80% 90% 100% 110% 1/2/2012 1/2/2013 1/2/2014 1/2/2015 1/2/2016 1/2/2017 1/2/2018 Protection Level Underlier 80% 88% 96% 104% 112% 120% 100% 110% 120% 130% 140% 150% 160% 60% 80% 100% 120% 140% 160% 180% 1/2/2012 1/2/2013 1/2/2014 1/2/2015 1/2/2016 1/2/2017 1/2/2018 Protection Level Underlier 80% 84% 88% 96% 100% 105% 110% 120% 100% 90% 70% 60% 70% 80% 90% 100% 110% 120% 130% 1/2/2012 1/2/2013 1/2/2014 1/2/2015 1/2/2016 1/2/2017 1/2/2018 Protection Level Underlier 80% 88% 96% 104% 112% 120% 100% 110% 120% 130% 140% 150% 80% 60% 80% 100% 120% 140% 160% 1/2/2012 1/2/2013 1/2/2014 1/2/2015 1/2/2016 1/2/2017 1/2/2018 Protection Level Underlier Hypothetical Examples 5 * Hypothetical examples are illustrative only. Hypothetical Examples 1 Multiple lock - in events occur, increasing the minimum payment at maturity beyond the initial minimum payment at maturity. However, the payment at maturity is based solely on the underlier percent increase, because that is greater than a payment at maturity based on the final lock - in amount. Final Underlier Value: 160% Payment at Maturity: 160% (Final Underlier Value as % of Initial Underlier Value) 2 Multiple lock - in events occur, increasing the minimum payment at maturity beyond the initial minimum payment at maturity. The underlier declines before maturity, but the investor receives the final lock - in amount. Final Underlier Value: 80% Payment at Maturity: 120% (Final Lock - in Amount) 3 Final Underlier Value: 70% Payment at Maturity: 96% (Final Lock - In Amount) 4 Final Underlier Value: 70% Payment at Maturity: 80% (Final Lock - In Amount) * Hypothetical examples are illustrative only. The underlier does not close at or above the initial level on any observation date, so a lock - in event does not occur. The minimum payment at maturity does not increase from the initial minimum payment at maturity and the investor incurs a loss. Multiple lock - in events occur, increasing the minimum payment at maturity beyond the initial minimum payment at maturity. Although lock - in events occurred, a portion of the investment in the securities still remains at risk and the investor incurs a loss. Underlier Level (as % of Initial) Underlier Level (as % of Initial) Underlier Level (as % of Initial) Underlier Level (as % of Initial) Pricing Date 1 st Observation 2 nd Observation 3 rd Observation 4 th Observation 5 th Observation Valuation Date Pricing Date 1 st Observation 2 nd Observation 3 rd Observation 4 th Observation 5 th Observation Valuation Date Pricing Date 1 st Observation 2 nd Observation 3 rd Observation 4 th Observation 5 th Observation Valuation Date Pricing Date 1 st Observation 2 nd Observation 3 rd Observation 4 th Observation 5 th Observation Valuation Date … … … … … … … … The following four examples consider a hypothetical * Contingent Minimum Repayment Lock - In Security with an 80% minimum protection level to illustrate how the payment at maturity would be determined depending on performance of the underlier duri ng the term of the security. These examples do not cover every situation that may occur.

Selected Risk Considerations The securities do not pay interest and provide a minimum payment at maturity of only a portion of your principal . You could lose a portion of the stated principal amount of the securities. The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest, and the securities provide a minimum payment at maturity of only a portion of the stated principal amount. Specifically , you will suffer a loss at maturity if either (i) a lock - in event occurs but the minimum payment at maturity remains less than 100% and the final underlier value is less than the initial value or (ii) no lock - in event occurs and the final underlier value is less than the initial value. Even if a lock - in event occurs, investors may not receive their full principal back at maturity and may not benefit from the contingent minimum repayment lock - in feature . It is possible for a lock - in event to occur, but for the final lock - in amount to remain less than the stated principal amount per security. In such a case, investors may lose some of their investment in the securities. Additionally, even if a lock - in event occurs, the payment at maturity based on the percentage change in the value of the underlier during the term of the securities may be greater than the increased minimum payment at maturity reflected in the final lock - in amount. In this case, you will not benefit from the contingent minimum repayment lock - in feature. Whether a lock - in event occurs will be based solely on the value of the underlier on the observation dates . Even if the underlier appreciates prior to an observation date, but then has decreased as of an observation date to less than or equal to the initial value , a lock - in event will not occur and you will not obtain the potential benefit provided by the contingent minimum return lock - in feature. The potential benefit provided by the contingent minimum repayment lock - in feature applies only if you hold the securities to maturity . You should be willing to hold the securities to maturity. If you are able to sell the your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to the your initial investment (and/or relative to the minimum payment at maturity), even if a lock - in event has occurred, as the minimum payment at maturity and the lock - in features apply only at maturity. The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities . You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. The amount payable on the securities is not linked to the value of the underlier at any times other than the observation dates and the valuation date . Investing in the securities is not equivalent to investing in the underlier . Investing in the securities is not equivalent to investing in the underlier . Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlier or its components. The following is a non - exhaustive list of certain key risk factors for investors in a Contingent Minimum Repayment Lock - In Security . For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the disclosure for any particular issuance. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with any investment in the securities. 6

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